UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: (Date of Earliest Event Reported): November 10, 2021

PHX MINERALS INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-31759	73-1055775
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1601 NW Expressway,
Suite 1100
Oklahoma City, OK	73118
(Address of principal executive offices)	(Zip code)

(405) 948-1560

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant in Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01666 par value	PHX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 10, 2021, PHX Minerals Inc. (the “Company” or “Buyer”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Vendera Resources III, LP and Vendera Management III, LLC (“Sellers”) to acquire certain mineral and royalty assets primarily located in De-Soto and Caddo Parishes, Louisiana and Nacogdoches County, Texas, for aggregate consideration of $5,200,000, comprised of $520,000 in cash, subject to increase to compensate for a Share Reduction (as defined below), and $4,680,000 of common stock of the Company,  or 1,519,481 shares, based on the volume-weighted average closing price of the Company’s common stock for the five days ended November 5, 2021 of $3.08 per share, subject to a reduction in such number of shares (a “Share Reduction”), if necessary, to result in Sellers owning 4.9% or less of the total issued and outstanding shares of Common Stock of the Company at the time of closing (the “Equity Consideration”). The acquisition includes mineral and royalty assets totaling approximately 827 net royalty acres in the Haynesville play. The purchase price under the Purchase Agreement is subject to customary adjustments, including adjustments based on due diligence. The closing of the acquisition is expected to occur on or around December 1, 2021. The acquisition has an effective date of November 1, 2021.

The Purchase Agreement contains customary representations, warranties, covenants and indemnities by each of the applicable parties thereto. The parties’ obligations to close the acquisition is subject to certain closing conditions set forth in the Purchase Agreement. There can be no assurance that the conditions to closing the acquisition will be satisfied.

The Purchase Agreement includes registration rights relating to the Equity Consideration pursuant to which the Company agrees to register with the Securities and Exchange Commission (the “Commission”) the shares of common stock constituting the Equity Consideration. The Company agrees to file a resale registration statement with the Commission within 30 days of closing the transaction and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as reasonably practicable after the filing thereof.

The above description of the material terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 hereto.

Item 3.02	Unregistered Sales of Equity Securities.

The information in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02. As described in Item 1.01, upon the closing of the acquisition pursuant to the Purchase Agreement, the Company has agreed to issue the Equity Consideration to Sellers. The issuance of the Equity Consideration is expected to be undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(a)(2) thereunder, since the issuance will not involve a public offering.  No underwriters will be involved in the issuance of the Equity Consideration and the Company will pay no underwriting discounts or commissions.

Item 7.01	Regulation FD Disclosure.

On November 10, 2021, the Company issued a press release announcing the Company’s entry into the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements & Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Purchase and Sale Agreement, dated November 10, 2021, by and between PHX Minerals Inc., as Buyer, and Vendera Resources III, LP and Vendera Management III LLC, collectively as Seller.
99.1	Press Release of PHX Minerals Inc. dated November 10, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The Purchase and Sale Agreement contains schedules and exhibits that have been omitted pursuant to Item 601(b)

of Regulation S-K. The Company agrees to furnish a supplemental copy of any such omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHX MINERALS INC.

		By:	/s/ Chad L. Stephens
Chad L. Stephens
Chief Executive Officer

DATE:	November 12, 2021